LAIDLAW INTERNATIONAL COMPLETES SALE OF HEALTHCARE COMPANIES

NAPERVILLE, Ill., February 10, 2005 — Laidlaw International, Inc. (NYSE: LI) announced today that it has completed the sale of its healthcare companies, American Medical Response and EmCare, to Emergency Medical Services L.P., an affiliate of Onex Corporation (TSX: OCX.SV), for $820 million and net cash proceeds of $775 million.

Proceeds from the transactions were used to retire approximately $573 million of outstanding borrowings under the company’s Term B senior secured term facility. Laidlaw International intends to use a portion of the remaining proceeds to purchase all or some of the approximately 3.8 million shares of Laidlaw International common stock held in trust for the benefit of the Greyhound U.S. Pension Plans.

Forward-Looking Statements

Certain statements contained in this press release, including statements regarding the status of future operating results and market opportunities and other statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information about possible or assumed future financial results and usually contain words such as: believes, may, anticipates, intends, expects, estimates, and other similar expressions. Such statements involve certain risks, uncertainties and assumptions that may change at any time. Therefore, actual results may differ materially from expected results due to a variety of factors, including, but not limited to, fluctuations in the price of the company’s share price, as well as the additional factors which are reflected in the annual report on Form 10-K of Laidlaw International for the year ended August 31, 2004, and as may be detailed in the company’s other filings, from time to time, with the Securities and Exchange Commission. In the light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport and public transit services. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information, visit our website at www.laidlaw.com.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

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